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 CLARK WILSON LLP                                   Clark Wilson LLP
 BC's Law Firm of Business                          Barristers & Solicitors
                                                    Patent & Trade-mark Agents
                                                    800-885 W Georgia Street
                                                    Vancouver, BC  V6C 3H1
                                                    Tel.   604.687.5700
                                                    Fax    604.687.6314



March 17, 2006

Mr. Michael Sweeney
President and CEO
Ancor Resources Inc.
2328 Heather Street
Vancouver, BC V5Z 4R6
Canada

Dear Mr. Sweeney:

          Re: Common Stock of Ancor Resources Inc. Registered on Form SB-2/A filed on March 17, 2006
                  --------------------------------------------------------------

We have acted as special counsel to Ancor Resources Inc. (the "Company"), a corporation incorporated under the laws of the State of Nevada, in regards to the filing of an amended registration statement on Form SB-2/A (the "Amended Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 4,125,000 shares of the Company's common stock (the "Registered Shares"), as further described in the Amended Registration Statement filed on March 17, 2006.


         (a)      Corporate Charter and Articles of the Company;

         (b)      By-Laws of the Company;

         (c) Resolutions adopted by the Board of Directors of the Company pertaining to the Registered Shares;

         (d)      The Amended Registration Statement; and

         (e) The Prospectus/Information Statement constituting a part of the Amended Registration Statement.

                  In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

                  We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

                  Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares to which the Amended Registration Statement and Prospectus relate, have been duly and validly authorized and issued, and are fully paid and non-assessable.

                  We are generally familiar with the General Corporation Law of the State of Nevada (the "NGCL") as presently in effect and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation. This opinion letter is limited to the current federal laws of the United States and, to the limited extent set forth above, the NGCL, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

                  We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement and to the reference to our name in the prospectus constituting a part of such Amended Registration Statement.

                                Yours truly,

                                CLARK WILSON LLP

                               "clark wilson, llp"